Exhibit 8.1

June 22, 2022

Cleco Securitization I LLC	12922-538
505 Cleco Drive
Office Number 16
Pineville, LA  71360

Cleco Power LLC
2030 Donahue Ferry Road
Pineville, LA  71360-5226

Re:          Cleco Securitization I LLC:  Exhibit 8.1 U.S. Federal Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Cleco Securitization I LLC, a Louisiana limited liability company (the “Issuer”) and Cleco Power LLC, a Louisiana limited liability company (“Cleco Power”), in connection with the issuance by the Issuer of $425,000,000 aggregate principal amount of its Series 2022-A Senior Secured Storm Recovery Bonds (the “Storm Recovery Bonds”), referred to below, and the related transactions described below.  At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Issuer’s Current Report on Form 8-K of even date herewith.

DOCUMENTS EXAMINED

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of the following:

(a)          The Amended and Restated Articles of Organization of the Issuer, dated as of June 20, 2022 (the “Articles of Organization”), as filed in the office of the Secretary of State of the State of Louisiana (the “Secretary of State”) on June 20, 2022;

(b)          The Amended and Restated Limited Liability Company Operating Agreement of the Issuer, dated as of June 20, 2022 (the “LLC Agreement”), by Cleco Power, as the sole member and the Issuer;

Cleco Securitization I LLC
Cleco Power LLC
June 22, 2022
Page: 2

(c)          A Certificate of Good Standing for the Issuer, dated June 21, 2022, obtained from the Louisiana Secretary of State;

(d)          Resolutions of the Managers of the Issuer dated April 14, 2022, June 9, 2022, and June 21, 2022;

(e)          The Indenture and the Series Supplement each dated June 22, 2022, between the Issuer and The Bank of New York Mellon Trust Company, National Association, as trustee, pursuant to which the Storm Recovery Bonds are issued;

(f)          The Storm Recovery Property Sale Agreement dated as of June 22, 2022 (the “Sale Agreement”) by and between the Issuer and Cleco Power, and the related form of Bill of Sale dated as of June 22, 2022 between the Issuer and Cleco Power;

(g)          The Storm Recovery Property Servicing Agreement dated as of June 22, 2022, by and between the Issuer and Cleco Power;

(h)          The Administration Agreement dated as of June 22, 2022, by and between the Issuer and Cleco Power;

(i)          The Registration Statement, dated April 15, 2022 (Registration Nos. 333-264319-01 and 333-264319), as amended by Amendment No. 1 thereto dated May 26, 2022, including a form of prospectus, and Amendment No. 2 thereto dated June 2, 2022 (collectively, the “Registration Statement”), relating to the Storm Recovery Bonds;

(j)          The Prospectus dated June 9, 2022 (the “Prospectus”) filed by the Issuer and Cleco Power under Rule 424 of the Securities Act of 1933, as amended; and

(k)          The Financing Order No. U-35807-B issued by the Louisiana Public Service Commission (the “LPSC”) on April 1, 2022, pertaining to the Issuer and the Company in Docket No. U-35807 (the “Financing Order”).

Capitalized terms used herein and not otherwise defined are used as defined in the Appendix A to the Indenture. The documents listed in paragraphs (e) through (h) above and the Storm Recovery Bonds are hereinafter collectively referred to as the “Transaction Documents.”  At your request, this opinion is furnished to you for filing as Exhibit 8.1 to the Issuer’s Current Report on Form 8-K of even date herewith.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (k) above. In particular, for purposes of this opinion we have not reviewed any document (other than the documents listed in paragraphs (a) through (k) above) that is referred to in or incorporated by reference into any document reviewed by us.

Cleco Securitization I LLC
Cleco Power LLC
June 22, 2022
Page: 3

RELIANCE AND ASSUMPTIONS

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or email, and the authenticity of the originals of such latter documents.  For purposes of this opinion, we have assumed (i) that each of the parties to the documents examined by us has been duly organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its organization or formation, (ii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Issuer, (iii) that each of the parties to such documents has the requisite power and authority, corporate or other, to enter into and perform its obligations under such documents, and (iv) that each of the parties to such documents has duly authorized, executed and delivered such documents.  We have further assumed that there are no documents or agreements between or among the parties to the documents reviewed by us which alter or are inconsistent with the provisions of such documents and which would have an effect on the opinions expressed in this opinion letter.

We have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, for the purpose of rendering this opinion and except as otherwise stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents, the Registration Statement and such other documents and certificates relating to this transaction as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto, and certificates of government officials.

In addition, we have assumed that (i) the Storm Recovery Bonds will be issued in accordance with the operative documents described in the Prospectus, and (ii) the Storm Recovery Charges, the Storm Recovery Property and amounts held in the reserve accounts created pursuant to the Indenture will be received and held in accordance with the operative documents described in the Prospectus.

Our opinions are also based on the assumption that (i) the issuance of the Storm Recovery Bonds and the other transactions set forth in or contemplated by the Prospectus and the Transaction Documents are not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the reporting, disclosure, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii)  the Issuer has not made and will not make an election under Treasury Regulations §301.7701-3(c)(1) to be classified as an entity separate from Cleco Power, its single member, for federal tax purposes.

Cleco Securitization I LLC
Cleco Power LLC
June 22, 2022
Page: 4

THIS OPINION WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING BY OTHERS OF THE STORM RECOVERY BONDS AND WAS NOT INTENDED OR WRITTEN TO BE USED BY ANY PERSON FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES.  EACH POTENTIAL INVESTOR IN THE STORM RECOVERY BONDS SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

OPINIONS

Based on the foregoing and the assumptions and representations set forth in the Prospectus and subject to the limitations, assumptions, exceptions and qualifications set forth below, we are of the opinion that for federal income tax purposes:

a.	the Issuer will not be subject to income tax as an entity separate from Cleco Power (its single member);
b.	the Storm Recovery Bonds will constitute the indebtedness of Cleco Power; and
c.	the issuance of the Storm Recovery Bonds will be a “qualifying securitization” within the meaning of Revenue Procedure 2005-62, 2005-2 CB 507.

Further, the statements set forth in the Prospectus under the sections captioned “Prospectus Summary of Terms – Federal Income Tax Status”, “Prospectus Summary of Terms – Louisiana State Income Tax Status”, and “Material U.S. Federal Income Tax Consequences,” to the extent they constitute matters of Louisiana state or federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and provide a fair summary and are correct in all material respects.

EXCEPTIONS AND QUALIFICATIONS

Our opinion and other statements are limited to the United States federal and Louisiana income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, and make no statement as to any other tax consequences regarding the transaction referred to above or any other transaction or any matters.  Our opinion is based on the current provisions of the Internal Revenue Code and the Treasury Regulations promulgated or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service, and current case law, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

The opinions contained herein are given only as of the date of this opinion letter.  No opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility and disclaim any obligation to supplement this opinion or otherwise advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory, regulatory, or judicial) or the facts presently in effect, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein.  We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof, and we undertake no responsibility or obligation to consider this opinion’s applicability or correctness to any person other than its addressees.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Cleco Securitization I LLC
Cleco Power LLC
June 22, 2022
Page: 5

We are furnishing this opinion to you solely in connection with the issuance of the Storm Recovery Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise used or referred to for any other purpose, except that a copy of this letter may be posted by, or at the direction of, the Issuer or an addressee to a password-protected internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained by the Issuer in connection with the ratings on the Bonds by any nationally recognized statistical rating organization (“NRSRO”) solely for the purpose of compliance with such rule or undertakings pursuant thereto made by the Issuer.  Such permission to post a copy of this letter to such website shall not be construed to entitle any person (including, without limitation, any credit rating agency, any governmental or regulatory agency and all purchasers of the Bonds) who is not an addressee hereof to rely on this opinion letter.  Each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to keep this opinion letter  confidential as contemplated by Rule 17g-5.  However, we hereby consent to the filing of this opinion as an Exhibit to the Issuer’s Current Report on Form 8-K of even date herewith and to the references to this Firm in the Prospectus under the sections captioned “Prospectus Summary of Terms – Federal Income Tax Status,” “Prospectus Summary of Terms – Louisiana State Income Tax Status,” and “Material U.S. Federal Income Tax Consequences.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Phelps Dunbar, L.L.P.